Exhibit 99.1

FOR IMMEDIATE RELEASE

Flexion Reports Year-End 2013 Financial Results

– Strong cash position bolstered with additional $75 million from IPO –

– Lead drug candidate, FX006, planned to enter into confirmatory Phase 2b trial in osteoarthritis of the knee –

– Second clinical candidate, FX007, expected to enter Phase 2 proof-of-concept trial later in 2014 –

BURLINGTON, Mass., March 27, 2014 – Flexion Therapeutics, Inc. (Nasdaq: FLXN) today announced financial results for the year-ended December 31, 2013.

At December 31, 2013, Flexion had cash, cash equivalents and marketable securities totaling $16.4 million compared to $29.4 million at December 31, 2012. In February 2014, the successful completion of the company’s initial public offering of common stock raised gross proceeds of approximately $75 million.

For 2013, the company reported a net loss of $18.2 million, or $23.02 per share of common stock, compared to a net loss of $15.0 million, or $27.58 per share of common stock, for 2012. The increase in net loss in 2013 compared to 2012 was primarily a result of $2.8 million of higher general and administrative expenses, including costs associated with increased headcount and certain professional services related to the company’s initial public offering. Research and development expenses were essentially unchanged between 2013 and 2012 at $11.1 million each. However, non-salary program research and development costs decreased by $0.9 million from the prior year period, which was offset by higher personnel-related costs.

Michael Clayman, M.D., President and Chief Executive Officer of Flexion, stated, “In 2013, we made significant progress in advancing our lead product candidate FX006, an injectable intra-articular, sustained-release treatment for patients with moderate to severe osteoarthritis (OA) pain. Of particular note are results from our Phase 2b dose-ranging clinical trial in OA of the knee, which we presented last October at the 2013 American College of Rheumatology Annual Scientific Meeting. In this study, FX006 was well-tolerated and demonstrated clinically meaningful and significantly better pain relief compared to the current injectable standard of care.”

Dr. Clayman continued, “In addition, in February 2014 we completed a successful initial public offering of our common stock and raised gross proceeds of approximately $75 million. We anticipate that the proceeds from this offering and our existing cash, cash equivalents and marketable securities will fund our operations into late 2015 and provide the capital resources to advance our two key programs – FX006 and FX007, a TrkA antagonist for post-operative pain – into late-stage clinical development. We look forward to a productive 2014, whereby we will continue to focus on our pipeline of pain products and establish multiple value-creating events for our shareholders.”

2013 and Recent Corporate Highlights

•	Completed the FX006 Phase 2b dose-ranging clinical trial and reported top-line clinical data that demonstrated analgesic effects amongst the largest ever seen in OA clinical trials

•	In October, presented FX006 Phase 2b dose-ranging data at 2013 American College of Rheumatology Annual Scientific Meeting

•	In November, initiated a Phase 2a synovial fluid pharmacokinetic clinical trial to determine the duration of exposure to Triamcinolone Acetonide (TCA) in the joint following a single injection of FX006

•	In February 2014, completed a successful initial public offering of our common stock and raised gross proceeds of approximately $75 million

Anticipated Events in 2014

•	Complete and report top-line data from the FX006 Phase 2a synovial fluid pharmacokinetic clinical trial

•	Initiate a Phase 2b multi-center, randomized, double-blind, placebo controlled study in approximately 300 patients with OA of the knee to assess the safety, tolerability and efficacy of certain doses of FX006

•	Initiate a clinical trial that will assess the safety and tolerability of repeat doses of FX006

•	Initiate a proof-of-concept clinical trial for FX007

About Flexion Therapeutics

Flexion is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel pain therapies. The company is currently advancing a portfolio of injectable drug candidates that have the potential to provide better and more persistent analgesia compared with existing therapy. The company’s lead program, FX006, is an intra-articular sustained release steroid in development for patients with moderate to severe OA pain. The company also has two additional product candidates, FX007, a locally administered TrkA receptor antagonist for post-operative pain, and FX005, an intra-articular, sustained-release p38 MAP kinase inhibitor for end-stage OA patients.

Conference Call

Flexion’s management will host the company’s conference call today at 4:00 p.m. ET. The conference call will be to discuss financial results and provide an update on the business and will be accessible at that time on Flexion’s website at www.flexiontherapeutics.com under “Investor/Events & Presentations” or by telephone at 1 (855) 770-0022 (Domestic) or 1 (908) 982-4677 (International). A replay of the webcast will be available on the Flexion Therapeutics website for 30 days after the conference call. For more information please visit www.flexiontherapeutics.com.

Forward-Looking Statements

Statements in this press release regarding matters that are not historical facts, including statements relating to the future of Flexion, its ongoing development of its product candidates, its expected cash runway and anticipated clinical and other milestones (including the timing of such milestones), are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks associated with the process of discovering, developing and obtaining regulatory approval for drugs that are safe and effective for use as human therapeutics, risks associated with the commercialization of such drugs, the fact that we rely on third parties to manufacture and conduct the clinical trials of our product candidates, which could delay or limit their future development or regulatory approval, the fact that we will require additional capital, including prior to completing Phase 3 development of, filing for regulatory approval for, or commercializing, FX006 or any of our other product candidates and may be unable to obtain such additional capital in sufficient amounts or on terms acceptable to us, and other risks and uncertainties described in Flexion’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Flexion’s Annual Report on Form 10-K for the year ended December 31, 2013. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements.

	Twelve Months Ended
	December 31,
	2013	2012

Revenue	$—	$—

Operating expenses:
Research and development	11,061	11,065
General and administrative	6,704	3,947

Total expenses	17,765	15,012

Loss from operations	(17,765)	(15,012)
Interest income (expense), net	(215)	194
Other income	(207)	(164)

Loss from operations before income tax	(18,187)	(14,982)

Net loss	(18,187)	(14,982)

Basic and diluted net loss per share	$(23.02)	$(27.58)

Basic and diluted weighted average number of common shares outstanding	790	543

	SELECTED BALANCE SHEET DATA
	(in thousands)
	December 31,
	2013	2012

Cash and cash equivalents	$16,188	$12,835
Marketable securities	250	16,548
Total current assets	16,620	29,872
Working capital	11,583	27,147
Total assets	18,776	30,008
Total notes payable	5,047	—
Total preferred stock	74,806	74,806
Total stockholders’ equity (deficit)	(64,704)	(47,523)

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Media Contact	Corporate Contact
Jamie Lacey-Moreira	Lisa Davidson, MBA
PressComm PR, LLC	Vice President, Finance and Administration
T: 410-299-3310	Flexion Therapeutics
jamielacey@presscommpr.com	T: 781-305-7765
ldavidson@flexiontherapeutics.com